November 14, 2013
Liberty Media Corporation Announces Completion of Initial Closing Under $500 Million Repurchase Agreement with SiriusXM

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) announced today the completion of the initial closing under the previously announced share repurchase agreement with Sirius XM Radio Inc. (NASDAQ: SIRI) (“Sirius”). Pursuant to the agreement, Sirius has agreed to repurchase $500 million of its common stock from Liberty Media as part of Sirius’ share repurchase program, which it recently announced was increased from $2 billion to $4 billion. Liberty Media expects to continue to own over 52% of the outstanding SIRI shares after giving effect to the repurchase. The price per share is $3.66, which is equal to a 1.5% discount to the average of the daily volume weighted average price per share of SIRI for the ten-day period beginning on the third trading day following the date of the public release of Sirius’ third quarter 2013 earnings. On November 14, 2013, Sirius purchased approximately 43,712,000 shares for an aggregate purchase price of $160 million. The remaining shares are expected to be purchased in two installments, of which $240 million will be repurchased in January 2014 and $100 million will be repurchased in April 2014. On the January 2014 repurchase date (subject to certain limitations), Sirius may be required to accelerate the purchase of the remaining shares. Sirius’ obligations to repurchase shares on the next two repurchase dates are subject to certain conditions, including, among other things, (i) no default or event of default under any of its debt instruments or any other agreement resulting from the purchase of shares on such date and (ii) Sirius having the availability under, and being able to draw on, its existing senior secured revolving credit facility in an amount sufficient to pay the repurchase price of such shares. For additional information about the terms and conditions of the repurchase agreement, see Liberty Media’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2013.

About Liberty Media Corporation
Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Sirius, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420